Exhibit 99.1

Earthstone Energy, Inc. Completes Acquisition of Lynden Energy Corp.

The Woodlands, Texas, May 18, 2016 – Earthstone Energy, Inc. (NYSE MKT: ESTE) (“Earthstone”, the “Company”, “we” or “us”) today announced that it has completed its previously announced acquisition of Lynden Energy Corp. (“Lynden”).  The closing of the transaction follows the issuance of a final order by the Supreme Court of British Columbia on May 13, 2016 approving the plan of arrangement with regard to the acquisition. The all-stock transaction was approved by Lynden securityholders at a special meeting held on May 12, 2016 and previously approved by Earthstone’s majority stockholder on December 16, 2015.

The transaction has created a growth-oriented company with a strong balance sheet and an asset portfolio focused on the Midland Basin, Eagle Ford, and Bakken, producing approximately 4,900 barrels of oil equivalent per day (“Boepd”).  Earthstone’s existing senior management team will lead the combined company.

Earthstone’s outstanding common stock now totals 17.535 million shares and is held 79% by Earthstone shareholders and 21% by former Lynden shareholders.

Frank A. Lodzinski, President and Chief Executive Officer of Earthstone, commented, “We are pleased to close the Lynden acquisition.  It provides us with a very attractive position in the premier Midland Basin that generates strong rates of return in various commodity price environments.  Encouraging well results and transaction values continue to validate the potential of this acreage.”

The Company also announced that its borrowing base under its revolving credit facility has been set at $75.0 million, as a result of its lenders' semiannual review. Utilization currently includes approximately $47.8 million of indebtedness and $0.2 million of letters of credit.  The facility matures on December 19, 2018.  The Company currently has approximately $12.0 million of cash on hand.

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, asset and corporate acquisitions and exploration activities, with its current primary assets located in the Eagle Ford trend of south Texas, in the Williston Basin of North Dakota, and in the Midland Basin of Texas. Earthstone is traded on NYSE MKT under the symbol “ESTE.” Information on Earthstone can be found at www.earthstoneenergy.com. The Company’s corporate headquarters is located in The Woodlands, Texas.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of

1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, expansion of production and development acreage, increased cash flow, earnings and assets and access to capital. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the risks of the oil and gas industry (for example, significant declines in commodity prices; operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits); the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future oil and gas prices, production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals; unavailability of gathering systems, pipelines and processing facilities; and the possibility that government policies may change. Earthstone’s annual report on Form 10-K for the year ended December 31, 2015, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact:

Neil K. Cohen

Vice President, Finance, and Treasurer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246